Dear ProLung Shareholders and Friends,

ProLung is delighted to announce exciting Board and Leadership changes along with plans for new office and lab space, which are designed to further sharpen our focus on achieving FDA clearance and commercial success.

Today we announced the appointments of Jim Hogan, David Nielsen and Don Patterson to the Board as Directors while Mark Anderson and J. Scott Nixon stepped down. We also transitioned our Chief Scientific Officer, Dr. Rex Yung, to the role of Chief Medical Officer while we look forward to working with our former Chief Medical Officer, Dr. Jeff O’Driscoll, in a consulting capacity. The Board sincerely thanks Mark Anderson, Scott Nixon and Dr. O’Driscoll for their dedicated service to ProLung and welcome the three new Directors to our Board.

Change to Board of Directors

●	Appointed - Jim Hogan - founded two medtech start-up’s and led two others; recently retired as President of Medtronic Latin America

●	Appointed - David Nielsen - led team of >70 scientists and engineers at BioFire / BioFire Defense developing and launching medical diagnostic products and supporting complex regulatory clearances

●	Appointed - Don Patterson - former public accountant, serial entrepreneur and long-time ProLung shareholder

●	Resigned - Mark Anderson, CPA - now a partner at Haynie & Co, public accounting firm

●	Resigned - J. Scott Nixon, CPA - resigned to fully focus on a three-year voluntary leadership assignment in Brazil for The Church of Jesus Christ of Latter-day Saints

Change to Leadership Team

●	Dr. Rex Yung transitioned from our Chief Scientific Officer to Chief Medical Officer. We look forward to working with Dr. Jeff O’Driscoll, our former Chief Medical Officer, in a consulting capacity moving forward. This organizational change enables us to add a strong, hands-on Scientist or Engineer to lead our internal validation and product development efforts.

New Office and Lab Space Alongside Other Start-Up’s

●	We started construction on a new, less expensive office and lab space in SLC, UT that will be outfitted with bespoke R&D laboratory space built to our exacting specifications plus a fresh office environment conducive to hands-on collaboration.

●	ProLung will be the anchor tenant at ‘The Labs at Northgate,’ which is a new incubator for early stage medtech companies in our vibrant life sciences community and just across from Northgate Park that already houses numerous start-up and early stage companies. This environment should further catalyze our R&D, business and recruiting efforts.

●	Once the dust settles, all of you will be invited to an Open House.

We also invite you to follow us on social media where we share updates. Links to our pages can be found at the bottom of this email (@ProLungInc).

Respectfully,

Andy Robertson

VP, Business Development